Exhibit 5.1

May 24, 2023

U.S. Physical Therapy, Inc.
1300 West Sam Houston Parkway South, Suite 300
Houston, TX 77042

Ladies and Gentlemen:

We have acted as special Nevada counsel to U.S. Physical Therapy, Inc., a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of 1,666,667 shares (the “Underwritten Shares”) of common stock of the Company, $0.01 par value per share (the “Common Stock”), and an additional 250,000 shares of the Common Stock pursuant to the exercise of the over-allotment option (the “Option Shares,” and together with the Underwritten Shares, the “Shares”).  The offer and sale of the Shares have been registered pursuant to a Registration Statement on Form S-3 (Registration No. 333-272147) filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”) (as so filed and as amended, the “Registration Statement”), including a base prospectus dated May 23, 2023 (the “Base Prospectus”), as supplemented by a Final Prospectus Supplement dated May 24, 2023 relating to the Shares (the “Prospectus Supplement,” and together with the Base Prospectus, the “Disclosure Package”). The Company has entered into an Underwriting Agreement dated as of May 24, 2023, among the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the Underwriters listed on Schedule A thereto (the “Underwriting Agreement”), relating to the sale of the Shares.  Capitalized terms not defined herein shall have such meaning as set forth in the Underwriting Agreement.

In connection with this opinion, we have examined originals or copies, certified, or otherwise identified to our satisfaction, of:

(i)
Articles of Incorporation of the Company, as filed with the Nevada Secretary of State on April 1, 1992, as amended by a Certificate of Amendment to Articles of Incorporation, as filed with the Nevada Secretary of State on May 31, 2001 (as so amended, the “Articles of Incorporation”);

(ii)
Bylaws of the Company, dated as of October 11, 1990, as ratified by the Board of Directors of the Company on March 7, 2019, and certified to us to be currently in effect (the “Bylaws,” and together with the Articles of Incorporation, the “Governing Documents”);

U.S. Physical Therapy, Inc.
May 24, 2023

(iii)	A Certificate of Good Standing for the Company issued by the Nevada Secretary of State on May 23, 2023
(iv)	The Registration Statement;
(v)	The Base Prospectus;
(vi)	The Preliminary Prospectus;
(vii)	The Final Prospectus;
(viii)
resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) dated May 2, 2023, authorizing and approving the Registration Statement, the issuance and sale of the securities described in the Registration Statement;

(ix)
Resolutions of the Board of Directors adopted as of May 2, 2023, authorizing and approving the Underwriting Agreement, the Preliminary Prospectus Supplement, the issuance and sale of the securities described in the Preliminary Prospectus Supplement, and designating the Pricing Committee;

(x)	Resolutions of the Pricing Committee of the Board of Directors, dated May 24, 2023, approving certain pricing terms of the Shares, and matters related thereto; and
(xi)
A certificate, dated May 24, 2023, from an Officer of the Company as to certain factual matters, including the Governing Documents, the resolutions referenced in items (viii) through (x), and the incumbency of the officers of the Company (the “Officer’s Certificate”).

In addition to the foregoing, we have examined such other instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  We have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering the opinions contained herein, we have, with your permission, made the following assumptions: (i) all documents submitted to or reviewed by us, including all amendments and supplements thereto, are accurate and complete and, if not originals, are true, correct, and complete copies of the originals; (ii) the signatures on each of such documents by the parties thereto are genuine; (iii) each individual who signed such documents had the legal capacity to do so; (iv) all persons who signed such documents on behalf of a business entity were duly authorized to do so; (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate. We have assumed that there are no amendments, modifications, or supplements to such documents other than those amendments, modifications, and supplements that are known to us.

This opinion is limited to the Nevada Revised Statutes, and we disclaim any opinion as to the laws of any other jurisdiction.  We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

U.S. Physical Therapy, Inc.
May 24, 2023

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, it is our opinion that upon receipt of consideration therefor, the Shares will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is not to be relied upon for any other purpose. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

          This opinion is based upon our knowledge of the law and facts relevant to the transactions herein referenced as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
WOODBURN AND WEDGE

By:	/s/ Shawn G. Pearson
Shawn G. Pearson